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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY


The following is a list of the subsidiaries of the Company as of March 25, 2002, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business.

     NAME OF BUSINESS (% ownership)            JURISDICTION OF INCORPORATION
     ------------------------------            -----------------------------

     Controlled Distribution Systems Inc.      Delaware

Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.